As filed with the Securities and Exchange Commission on May 3, 2004
Registration No. 333-108538

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NACCO INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3537	34-1505819

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5875 Landerbrook Drive
Mayfield Heights, Ohio 44124-4017
(440) 449-9600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Charles A. Bittenbender, Esq.
Vice President, General Counsel and Secretary
NACCO Industries, Inc.
5875 Landerbrook Drive
Mayfield Heights, Ohio 44124-4017
(440) 449-9600

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Thomas C. Daniels, Esq.
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114-1190
(216) 586-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  [   ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus contained in this amended Registration Statement is a combined prospectus relating to securities registered under this amended Registration Statement and 102,274 shares of securities registered and remaining unsold under the Previous Registration Statement. Pursuant to Rule 429(b), this amended Registration Statement also constitutes Post-Effective Amendment No. 5 to the Previous Registration Statement, which Post-Effective Amendment No. 5 shall hereafter become effective concurrently with the effectiveness of this amended Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. If securities previously registered under the Previous Registration Statement are offered and sold before the effective date of this amended Registration Statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Dated May 3, 2004

OFFER BY SELLING STOCKHOLDERS
TO EXCHANGE UP TO 306,947 SHARES OF
CLASS A COMMON STOCK
FOR
306,947 SHARES OF
CLASS B COMMON STOCK
OF
NACCO INDUSTRIES, INC.

     Under the terms of NACCO’s certificate of incorporation and a stockholders’ agreement, shares of Class B common stock are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders’ agreement may transfer shares of Class B common stock to the selling stockholders for shares of Class A common stock, on a share for share basis. As a result, the selling stockholders named in this prospectus are offering to transfer up to 306,947 shares of our Class A common stock under this prospectus on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are permitted to transfer those shares to the selling stockholders pursuant to the certificate of incorporation and stockholders’ agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. We will not receive any of the proceeds from these transactions.

     As of the date of this prospectus, the selling stockholders have already exchanged 97,726 shares of Class A common stock of the 200,000 shares of Class A common stock registered by the registration statement and prospectus initially filed on July 13, 2001, as amended, and declared effective on November 19, 2001. The remaining 102,274 shares of Class A common stock registered by that previously filed registration statement and prospectus are included in the 306,947 shares of Class A common stock offered by this prospectus. See “Selling Stockholders” beginning on page 20.

     Our Class A common stock is listed on the New York Stock Exchange under the symbol “NC.” On April 30, 2004, the last sale price of our Class A common stock as reported by the New York Stock Exchange was $85.08 per share. Our Class B common stock is not publicly traded. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share.

     Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the one-year holding period requirement of Rule 144 will not apply.

Please consider carefully the “Risk Factors” beginning on page 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is May 3, 2004.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed this prospectus as part of a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the Commission are only summaries of those documents’ material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Commission. Our reports and other information filed by us can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the material can be obtained from the Public Reference Section of the Commission at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Section. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding us filed electronically with the Commission. The address of the site is: http://www.sec.gov. Our Class A common stock is quoted on the New York Stock Exchange and in connection therewith, reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange. For further information on obtaining copies of our reports and other information concerning us at the New York Stock Exchange, please call (212) 656-5060. In addition, we make our annual and quarterly reports and other information that we filed with the Commission available on our website. The address of our website is http://www.nacco.com. However, the information on our website is not a part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision to exchange shares of Class B common stock for shares of Class A common stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;
•	Current Report on Form 8-K furnished to the Commission on April 16, 2004; and
•	The description of Class A common stock set forth in the registration statement on Form 8-B filed June 6, 1986.

     We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to NACCO Industries, Inc., 5875 Landerbrook Drive, Mayfield Heights, Ohio, 44124-4017, Attention: Secretary, telephone (440) 449-9600. To obtain timely delivery, you must request the information no later than five business days before the date you elect to exchange shares of Class B common stock.

SUMMARY

     This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading “Risk Factors” beginning on page 7. In this prospectus, the terms “NACCO,” “we,” “us” and “our” refer to NACCO Industries, Inc.

NACCO

     NACCO Industries, Inc. is a holding company that owns four principal operating subsidiaries that function in three principal industries: lift trucks, housewares and lignite mining. We manage our subsidiaries primarily by industry. We manage our lift truck operations, however, as two reportable segments: wholesale manufacturing and retail distribution.

     NACCO Materials Handling Group. NACCO Materials Handling Group consists of our wholly owned subsidiary, NMHG Holding Co., and its wholly owned subsidiary, NACCO Materials Handling Group, Inc. NACCO Materials Handling Group designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names.

     NACCO Housewares Group. NACCO Housewares Group consists of two of our wholly owned subsidiaries: Hamilton Beach/Proctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electrical appliances and related accessories.

     North American Coal. Our wholly owned subsidiary, The North American Coal Corporation, and its affiliated coal companies, mine and market lignite coal primarily as fuel for power generation and provide selected value-added mining services for other natural resources companies.

     NACCO was incorporated as a Delaware corporation in 1986 in connection with the formation of a holding company structure for a predecessor corporation organized in 1913.

     Our principal executive offices are located at 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, and our telephone number is (440) 449-9600.

The Exchange Offer

     The selling stockholders named in this prospectus are offering to transfer from time to time up to 306,947 shares of our Class A common stock on a share for share basis, upon receipt, from time to time of shares of our Class B common stock from holders of Class B common stock that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in one or more of the selling stockholders transferring one share of Class A common stock for each share of Class B common stock transferred to the selling stockholder or selling stockholders. See “Selling Stockholders” beginning on page 20.

     As of December 31, 2003, the participating stockholders under the stockholders’ agreement beneficially owned approximately 95% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders’ agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.

Material United States Federal Income Tax Consequences

     Gain or loss will generally not be recognized by NACCO stockholders who exchange shares of their Class B common stock for shares of Class A common stock held by the selling stockholders. See “Material United States Federal Income Tax Consequences” beginning on page 35.

     The tax consequences of an exchange will depend on the stockholder’s particular facts and circumstances. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

Recent Developments

     NACCO Consolidated NACCO recognized revenues for the first quarter of 2004 of $614.2 million compared with $558.2 million for the first quarter of 2003. NACCO recognized a net loss for the first quarter of 2004 of $4.5 million, or $0.55 per share, compared with net income for the first quarter of 2003 of $4.1 million, or $0.50 per share.

     NMHG Wholesale NMHG Wholesale recognized revenues of $421.3 million for the first quarter of 2004 compared with revenues of $382.6 million for the first quarter of 2003. Revenues increased primarily due to favorable foreign currency movements, sales of higher priced lift trucks and increased parts sales primarily in the Americas, and increased unit volumes in Europe. Net income was $2.5 million for the first quarter of 2004 compared with $4.7 million for the first quarter of 2003. Net income decreased due to adverse material price movements, particularly as a result of increased steel prices, incremental costs associated with engine emission regulatory compliance and adverse currency movements, offset by higher volumes. Additionally, first quarter 2004 results benefited from a reduction in fees paid to NACCO Industries; however, these benefits were more than offset by increased marketing expenses for new products under development and additional employee related costs.

     NMHG Retail NMHG Retail (including eliminations) recognized revenues of $49.5 million for the quarter ended March 31, 2004 compared with $36.4 million for the quarter ended March 31, 2003. Revenues increased primarily as a result of favorable foreign currency movements in Europe and Asia-Pacific. Net loss for the first quarter of 2004 was $2.0 million compared with a net loss of $1.4 million for the first quarter of 2003. The increase in the net loss was primarily the result of increased repairs and maintenance expenditures associated with rental contracts in Asia-Pacific and Europe.

     NACCO Housewares Group NACCO Housewares Group revenue for the first quarter of 2004 was $117.5 million, compared with $116.0 million for the first quarter of 2003. Net loss for the first quarter of 2004 was $6.5 million compared with a net loss of $3.4 million for the first quarter of 2003. First quarter 2004 results include a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, for restructuring and related inventory impairment, related to a restructuring program currently being implemented at Hamilton Beach•Proctor-Silex’s manufacturing facilities. Net loss was also impacted by gross margin improvements at Hamilton Beach•Proctor-Silex attributable to a shift in mix to sales of higher-margin products, including increased sales of newer products and sourced products, reductions in manufacturing and purchasing costs and favorable foreign currency movements. Also, in the first quarter of 2003, Hamilton Beach•Proctor-Silex recognized a write-off for Kmart pre-petition bankruptcy receivables. The non-recurrence of this charge in 2004 was more than offset by an increase in selling, general and administrative expenses.

     North American Coal North American Coal’s revenue for the first quarter of 2004 was $25.9 million, compared with $23.2 million for the first quarter of 2003. Net income for the first quarter of 2004 was $5.8 million compared with net income of $3.8 million for the first quarter of 2003. First quarter 2003 net income included a charge for the cumulative effect of an accounting change of $1.3 million as a result of the adoption of SFAS No. 143. Net income improved in the first quarter of 2004 compared with the first quarter of 2003 due to improved operating results at San Miguel Lignite Mining Operations, primarily from favorable contract changes, improved operating results at Red River Mining Company and increased royalty income. The benefit received from these improvements was slightly offset by a reduction in tons delivered at the Mississippi Lignite Mining Company during the first quarter of 2004 compared with the first quarter of 2003 and the effect of no longer capitalizing certain mining costs at the Mississippi Lignite Mining Company now that the mine has reached full production.

Summary Consolidated Financial Data

     The following tables present a summary of our historical consolidated financial data. The statement of operations and other data for each of the three years in the period ended December 31, 2003 and the balance sheet data as of December 31, 2002 and 2003 have been derived from our audited consolidated financial statements and related notes, which are incorporated by reference in this document. The statement of operations and other data for the years ended December 31, 1999 and 2000, and the balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from our audited consolidated financial statements and related notes that are not included in this document. These consolidated financial statements have been filed with the SEC. See “Where You Can Find More Information” on page 2. The following information is only a summary and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes.

	Year Ended December 31,
	1999	2000	2001	2002(1)	2003 (1)
	(In millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$2,635.9	$2,871.3	$2,637.9	$2,285.0	$2,472.6
Goodwill amortization	$15.2	$15.7	$15.9	$—	$—
Operating profit	$131.3	$117.9	$5.7	$115.5	$117.2
Operating profit excluding goodwill amortization (2)	$146.5	$133.6	$21.6	$115.5	$117.2
Income (loss) before extraordinary gain (loss) and cumulative effect of accounting changes	$54.3	$37.8	$(34.7)	$49.6	$49.8
Extraordinary gain (loss), net-of-tax (3)	—	29.9	—	(7.2)	1.8
Cumulative effect of accounting changes, net-of-tax (4)	(1.2)	—	(1.3)	—	1.2

Net income (loss)	$53.1	$67.7	$(36.0)	$42.4	$52.8

Net income (loss) excluding goodwill amortization (2)	$68.3	$83.4	$(20.1)	$42.4	$52.8

Basic earnings per share:
Income (loss) before extraordinary gain (loss) and cumulative effect of accounting changes	$6.67	$4.63	$(4.24)	$6.05	$6.07
Extraordinary gain (loss), net-of-tax	—	3.66	—	(0.88)	.22
Cumulative effect of accounting changes, net-of-tax	(0.15)	—	(0.16)	—	.15

Net income (loss)	$6.52	$8.29	$(4.40)	$5.17	$6.44

Basic earnings per share excluding goodwill amortization (2):
Net income (loss)	$6.52	$8.29	$(4.40)	$5.17	$6.44
Goodwill amortization	1.86	1.92	1.95	—	—

Net income (loss) excluding goodwill amortization	$8.38	$10.21	$(2.45)	$5.17	$6.44

	Year Ended December 31,
	1999	2000	2001	2002(1)	2003 (1)
	(In millions, except per share data)
Diluted earnings per share:
Income (loss) before extraordinary gain (loss) and cumulative effect of accounting changes	$6.66	$4.63	$(4.24)	$6.05	$6.07
Extraordinary gain (loss), net-of-tax	—	3.66	—	(0.88)	.22
Cumulative effect of accounting changes, net-of-tax	(0.15)	—	(0.16)	—	.15

Net income (loss)	$6.51	$8.29	$(4.40)	$5.17	$6.44

Diluted earnings per share excluding goodwill amortization (2):
Net income (loss)	$6.51	$8.29	$(4.40)	$5.17	$6.44
Goodwill amortization	1.86	1.92	1.95	—	—

Net income (loss) excluding goodwill amortization	$8.37	$10.21	$(2.45)	$5.17	$6.44

BALANCE SHEET DATA:
Total assets (as of period end)	$2,013.0	$2,193.9	$2,161.9	$1,780.8	$1,839.8
Long-term debt (excluding project mining subsidiaries) (as of period end)	$326.3	$450.0	$248.1	$416.1	$363.2
Stockholders’ equity (as of period end)	$562.2	$606.4	$529.3	$559.4	$637.0
OTHER DATA:
Per share data:
Cash dividends	$0.850	$0.890	$0.930	$0.970	$1.260

(1)	During 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”), retroactive to 2002. As a result, financial results for 2002 have been restated to reflect the adoption of FIN No. 46. The adoption of FIN No. 46 significantly changed the presentation of the Company’s financial statements. As a result of the adoption of FIN No. 46, the Company no longer consolidates the financial statements of the project mining subsidiaries. The Company still has a 100 percent equity investment in the project mining subsidiaries, however, the pre-tax earnings are now reported in the 2003 and 2002 Consolidated Statements of Operations and Comprehensive Income (Loss) as “Earnings of unconsolidated project mining subsidiaries.” In addition, the assets and liabilities of the project mining subsidiaries are no longer consolidated within the Company’s Consolidated Balance Sheets, although the balance sheets now reflect an investment in the project mining subsidiaries and related tax obligations. Although the adoption changed the financial statement presentation of the Company, it did not impact reported net earnings.

(2)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” Beginning January 1, 2002, the Company discontinued amortization of its goodwill in accordance with this Statement.

(3)	An extraordinary gain was recognized in 2003 and 2000 as a result of a reduction in Bellaire Corporation’s (“Bellaire”) estimated closed mine obligations relating to amounts owed to the United Mine Workers of America Combined Benefit Fund (“UMWA”) arising as a result of the Coal Industry Retiree Health Benefit Act of 1992 (“Coal Act”). An extraordinary loss was recognized in 2002 as a result of an increase to Bellaire’s estimated closed mine obligations relating to amounts owed to UMWA arising as a result of the Coal Act.

(4)	A cumulative effect of a change in accounting principle adjustment was recognized in 1999 for a change in the accounting for start-up costs as required by Statement of Position 98-5, “Reporting on the Costs of Start-up Activities.” Cumulative effects of changes in accounting were recognized in 2001 as a result of the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and for a change in calculating pension costs. On January 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” and recognized a cumulative effect of a change in accounting principle.

RISK FACTORS

     Prospective investors in the shares of Class A common stock offered hereby should consider carefully the following risk factors, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus.

Risks Related to This Offering

     The voting power of holders of Class B common stock who transfer their shares to the selling stockholders and receive shares of Class A common stock will diminish.

     Holders of Class B common stock have ten votes per share of Class B common stock, while holders of Class A common stock have one vote per share of Class A common stock. Holders of Class B common stock who transfer their shares to the selling stockholders in exchange for shares of Class A common stock will reduce their voting power.

     The voting power of the selling stockholders will increase if the selling stockholders exchange their shares of Class A common stock for shares of Class B common stock in the exchange offers.

     Holders of Class A common stock and holders of Class B common stock vote together on matters submitted to a vote of NACCO’s stockholders. Consequently, if holders of Class B common stock transfer their shares of Class B common stock to the selling stockholders, the voting power of the selling stockholders will increase. Before this exchange offer, the selling stockholders collectively controlled the power to vote 40.75% of the outstanding shares of NACCO’s common stock based on the number of outstanding shares as of April 29, 2004. As of that date, there were 6,592,308 shares of Class A common stock and 1,619,801 shares of Class B common stock outstanding. If all shares of Class A common stock offered by this prospectus are exchanged for shares of Class B common stock and the selling stockholders act together when voting their shares of Class B common stock, they will control the power to vote 52.87% of the outstanding shares of NACCO’s common stock as well as the outcome of any class vote of the Class B common stock.

NACCO Materials Handling Group

     NACCO Materials Handling Group’s lift truck business is cyclical. Any downturn in the general economy could adversely affect our earnings and results of operations.

     NACCO Materials Handling Group’s lift truck business historically has been cyclical. Fluctuations in the rate of orders for lift trucks reflect the capital investment decisions of NACCO Materials Handling Group’s customers, which depend to a certain extent on the general level of economic activity in the various industries that the lift truck customers serve. During economic downturns, customers tend to delay new lift truck purchases. Consequently, NACCO Materials Handling Group has experienced, and in the future will experience, significant fluctuations in its revenues and net income. For example, the downturn in the general economy in 2001 adversely affected NACCO Materials Handling Group’s business and results of operations as revenues from its customers declined 13.4% in 2001, from $1,932.1 million in 2000 to $1,672.4 million in 2001, and it had a net loss in 2001 of $49.4 million compared to net income of $21.3 million in 2000. General economic conditions continued to negatively impact NACCO Materials Handling Group’s revenues in 2002, with revenues from its customers declining 5.0% in 2002, from $1,672.4 million in 2001 to $1,588.4 million in 2002. If there is degradation in the general economy, or in the industries served by NACCO Materials Handling Group’s lift truck customers, NACCO’s business, results of operations and financial condition could be adversely affected.

     If the capital goods market worsens, the cost saving efforts implemented by NACCO Materials Handling Group may not be sufficient to achieve the benefits we expect.

     In 2000, NACCO Materials Handling Group began implementing a series of restructuring programs, which included the closure of NACCO Materials Handling Group’s Danville, Illinois assembly facility, the phase-out of its Lenoir, North Carolina facility, labor and overhead reductions and the restructuring of NACCO Materials Handling Group’s other manufacturing facilities and owned dealers, to improve profits and margins despite decreased revenues. If the economy declines, or the capital goods market does not improve, NACCO Materials Handling Group’s revenues could decline. If revenues are lower than expected, the efforts implemented at NACCO Materials Handling Group may not achieve the benefits we expect. NACCO Materials Handling Group may be forced to take additional cost savings steps that could result in additional charges and materially affect its ability to compete or implement its business strategies.

     If NACCO Materials Handling Group’s global cost reduction program does not prove effective, our results of operations will be adversely affected.

     NACCO Materials Handling Group has developed and is implementing a Global Cost Reduction Program encompassing lean manufacturing, global procurement, the transfer of processes and sourcing to lower cost locations, component commonality, overhead cost reductions and improvements in its owned dealers. Some of the anticipated cost reduction program savings estimates are volume-sensitive and the program benefits are based on future unit volume levels that are consistent with historical industry demand cycle patterns. As such, if future industry demand levels are lower than historical industry demand cycles would indicate, the actual annual cost savings could be lower. Although some minor incremental research and development costs are anticipated to support the program development and implementation, the projected developmental expenses could be higher than projected and such costs may have an adverse impact on future results of operations. If NACCO Materials Handling Group is unable to successfully implement the Global Cost Reduction Program, NACCO’s results of operations could be adversely affected.

     If cost saving efforts implemented for NACCO Materials Handling Group’s owned dealers do not continue to be effective, our results of operations could be adversely affected.

     Since January 1, 1998, NACCO Materials Handling Group has acquired two dealers in the Americas, 12 dealers and one rental company in Europe and 12 dealers and two rental companies in Asia-Pacific. In 2001, our net loss attributable to owned dealers increased substantially compared to 2000. To improve the profitability of owned dealers, NACCO Materials Handling Group engaged in restructuring activities with respect to the European and American owned dealers in 2001, including the sale of certain dealers in Germany in 2001 and the sale of its U.S. dealer in January 2003. Other restructuring activities included lease termination costs and severance and other employee benefits to be paid to approximately 140 terminated employees at owned dealers in Europe. As of December 31, 2003, NACCO Materials Handling Group had eight dealerships and rental companies in Europe and nine dealerships and rental companies in Asia-Pacific. In each of 2002 and 2003, our net loss attributable to owned dealers decreased compared to our net loss attributable to owned dealers in 2001. However, if the restructuring activities for the European owned dealers do not continue to be effective, NACCO’s results of operations could be adversely affected.

     The pricing and costs of NACCO Materials Handling Group’s products have been and may continue to be impacted by foreign currency fluctuations, which could adversely affect NACCO’s earnings and results of operations.

     Since NACCO Materials Handling Group conducts transactions in various foreign currencies, including, among others, the euro, the Japanese yen and the British pound sterling, its lift truck pricing structure and that of some of its competitors is subject to the effects of fluctuations in the value of these foreign currencies and fluctuations in the related currency exchange rates. As a result, our costs and sales have historically been affected by, and may continue to be affected by, these fluctuations. These fluctuations historically have adversely affected, and in the future could continue to adversely affect, NACCO’s earnings and results of operations.

     The cost of raw materials, including steel, used by NACCO Materials Handling Group’s products have been and may continue to be impacted by price fluctuations, which could adversely affect NACCO’s earnings and results of operations.

     NACCO Materials Handling Group manufactures products that include raw materials that consist of steel, rubber, castings and counterweights. NACCO Materials Handling Group also purchases parts provided by suppliers that are manufactured from castings and steel. The cost of these parts are impacted by the same economic conditions as are the parts that NACCO Materials Handling Group manufacturers. The cost to manufacture lift trucks and related service parts have been and will continue to be affected by fluctuations in prices for these raw materials.

     NACCO Materials Handling Group depends on a limited number of suppliers for specific critical components.

     NACCO Materials Handling Group depends on a limited number of suppliers for some of its critical components, including diesel and gasoline engines and cast-iron counterweights used to counterbalance some lift trucks. Some of these critical components are imported and subject to regulation, such as inspection by the U.S. Department of Commerce. NACCO’s results of operations could be adversely affected if NACCO Materials Handling Group is unable to obtain these critical components, or if the cost of these critical components were to increase significantly, due to costly regulatory compliance or otherwise, and NACCO Materials Handling Group was unable to pass the cost increases on to its customers.

     Competition may adversely affect NACCO Materials Handling Group’s earnings and results of operations.

     NACCO Materials Handling Group experiences intense competition in the sale of lift trucks and aftermarket parts. Competition in the lift truck industry is based primarily on strength and quality of dealers, brand loyalty, customer service, availability of products and aftermarket parts, comprehensive product line offering, product performance, product quality and features and the cost of ownership over the life of the lift truck. NACCO Materials Handling Group competes with several global full-line manufacturers that operate in all major markets. These manufacturers may have greater financial resources and less debt than NACCO Materials Handling Group, which may enable them to commit larger amounts of capital in response to changing market conditions. If NACCO Materials Handling Group fails to compete effectively, NACCO’s earnings and results of operations could be adversely affected.

     NACCO Materials Handling Group relies primarily on its network of dealers to sell its lift trucks and aftermarket parts and has no direct control over sales by those dealers to customers. If NACCO Materials Handling Group’s independent dealers become ineffective or perform poorly, our earnings and results of operations could be adversely affected.

      NACCO Materials Handling Group relies primarily on independent dealers compared to wholly owned dealers for sales of its lift trucks and aftermarket parts. Sales of NACCO Materials Handling Group’s products are therefore subject to the quality and effectiveness of the dealers, who are generally not subject to NACCO Materials Handling Group’s direct control. As a result, NACCO’s earnings and results of operations could be adversely affected by ineffective dealers.

     The retirement of existing anti-dumping duties and manufacturing by Japanese competitors in the United States could adversely affect NACCO Materials Handling Group’s competitive position, revenues, results of operations and financial condition.

     Certain Japanese-built internal combustion engine lift trucks in the 1 to 8 ton capacity range imported into the United States are currently subject to an anti-dumping duty. The anti-dumping duty rates in effect through 2003 ranged from 7.39% to 56.81% depending on the manufacturer or importer. If the anti-dumping duty order is retired when it is reviewed again in 2005, NACCO Materials Handling Group’s Japanese competitors might be able to import lift trucks for sale at a cost below fair market value. If NACCO Materials Handling Group were to similarly lower its prices to maintain market share, NACCO’s results of operations and financial condition could be materially adversely affected. If NACCO Materials Handling Group did not lower its prices, its competitive position, revenues, results of operation and financial condition could be materially adversely affected. In addition, all of NACCO Materials Handling Group’s major Japanese competitors have manufacturing or assembly facilities in the United States. The domestic sourcing of lift truck products by Japanese competitors may negatively impact NACCO Materials Handling Group’s competitive position, revenues, operating results or financial condition. As a result, NACCO’s earnings and results of operations could be adversely affected.

     NACCO Materials Handling Group’s actual liabilities relating to pending lawsuits may exceed our expectations.

     NACCO Materials Handling Group is a defendant in pending lawsuits involving, among other things, product liability claims. We cannot assure you that NACCO Materials Handling Group will succeed in defending these claims, that judgments will not be rendered against NACCO Materials Handling Group with respect to any or all of these proceedings or that reserves we have set aside will be adequate to cover any such judgments. NACCO could incur a charge to earnings if our reserves prove to be inadequate, which could have a material adverse effect on NACCO’s results of operations and liquidity for the period in which the charge is taken and any judgment or settlement amount is paid.

     NACCO Materials Handling Group has guaranteed, or is subject to repurchase or recourse obligations with respect to, financing arrangements of some of its customers.

     Through arrangements with General Electric Capital Corporation and others, NACCO Materials Handling Group provides dealer and customer financing of new lift trucks in the United States and in major countries of the world outside of the United States. Through these arrangements, NACCO Materials Handling Group’s dealers and certain customers are extended credit for the purchase of lift trucks to be placed in the dealer’s floor plan inventory or the financing of lift trucks that are sold or leased to customers. For some of these arrangements, NACCO Materials Handling Group provides residual value guarantees or standby recourse or repurchase obligations such that it would become obligated in the event of default by the dealer or customer. Total amounts subject to these types of obligations at December 31, 2003 were $183.2 million. Generally, NACCO Materials Handling Group maintains a perfected security interest in the assets financed such that, in the event that it becomes obligated under the terms of the guarantees or standby recourse or repurchase obligations, it may take title to the assets financed. We cannot be certain, however, that the security interest will equal or exceed the amount of the guarantee or recourse or repurchase obligation. In addition, we cannot be certain that losses under the terms of the guarantees or recourse or repurchase obligations will not exceed the reserves that we have set aside in our consolidated financial statements. NACCO could incur a charge to earnings if our reserves prove to be inadequate, which could have a material adverse effect on NACCO’s results of operations and liquidity for the period in which the charge is taken.

     NACCO Materials Handling Group is subject to risks relating to its foreign operations.

     Foreign operations represent a significant portion of NACCO Materials Handling Group’s business. We expect revenue from foreign markets to continue to represent a significant portion of NACCO Materials Handling Group’s total revenue. NACCO Materials Handling Group owns or leases manufacturing facilities in Brazil, Italy, Mexico, The Netherlands, Northern Ireland and Scotland, and owns interests in joint ventures with facilities in China, Japan and the Philippines. It also sells domestically produced products to foreign customers and sells foreign produced products to domestic customers. NACCO Materials Handling Group’s foreign operations are subject to additional risks, which include:

•	potential political, economic and social instability in the foreign countries in which NACCO Materials Handling Group operates;

•	currency risks, see “The pricing and costs of NACCO Materials Handling Group’s products have been and may continue to be impacted by foreign currency fluctuations, which could adversely affect NACCO’s earnings and results of operations;”

•	imposition of or increases in currency exchange controls;

•	potential inflation in the applicable foreign economies;

•	imposition of or increases in import duties and other tariffs on NACCO Materials Handling Group’s products;

•	imposition of or increases in foreign taxation of earnings and withholding on payments received by NACCO Materials Handling Group from its subsidiaries;

•	regulatory changes affecting international operations; and

•	stringent labor regulations.

     Part of our strategy to expand NACCO Materials Handling Group’s worldwide market share and decrease costs is strengthening its international distribution network and sourcing basic components in foreign countries. Implementation of this strategy may increase the impact of the risks described above and we cannot assure you that such risks will not have an adverse effect on NACCO’s business, results of operations or financial condition.

NACCO Housewares Group

     The increasing concentration of our household appliance customer base could negatively affect sales levels or profits.

     Hamilton Beach/Proctor-Silex sells a substantial quantity of its products to mass merchandisers, national department stores, variety store chains, drug store chains, specialty home retailers and other retail outlets. These retailers generally purchase a limited selection of small electric appliances. As a result,

Hamilton Beach/Proctor-Silex competes for retail shelf space with its competitors. As the retail industry becomes more concentrated, competition for sales to these retailers may become greater. Also, in the past two years some major retailers, including Kmart, have filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. If we were to lose any major retail customer or if other major retail customers were to go bankrupt, we might be unable to find alternate distribution sources. Any of the foregoing factors could adversely affect NACCO’s earnings or results of operations.

     The appliance industry is consolidating, which could have an adverse effect on our success.

     Over the past several years, the appliance industry has undergone substantial consolidation, and further consolidation is likely. As a result of this consolidation, the appliance industry could largely consist of a limited number of large manufacturers. To the extent that Hamilton Beach/Proctor-Silex does not continue to be a major participant in the industry, its ability to compete effectively with these larger manufacturers could be negatively impacted. As a result, NACCO’s earnings and results of operations could be adversely affected.

     Our Housewares Group is subject to risks relating to its dependence on Chinese sources for many of its products.

     Our Housewares Group obtains a substantial quantity of its products from sources in China. Dependence upon suppliers in China involves risks, which include:

•	potential political, economic and social instability in China;

•	regulatory issues involved in dealing with foreign suppliers and in exporting and importing products;

•	currency risks, see “The pricing and costs of NACCO Materials Handling Group’s products have been and may continue to be impacted by foreign currency fluctuations, which could adversely affect NACCO’s earnings and results of operations;” and

•	uncertainties involving the ability to transport products to Chinese ports for distribution.

     Any of these risks could adversely affect NACCO’s earnings and results of operations and may increase if the Housewares Group sources more products from China.

     Competition may adversely affect our earnings and results of operations.

     The small electric appliance industry does not have onerous entry barriers. As a result, NACCO Housewares Group competes with many small manufacturers of housewares products. Additional competitors may also enter this market and cause competition to intensify. If we fail to compete effectively with these smaller manufacturers, NACCO’s earnings and results of operations could be adversely affected.

     We may experience quarterly and annual fluctuations in our earnings and operating results in the future from our Housewares Group.

     The net sales and operating results from our Housewares Group may vary significantly from quarter to quarter and from year to year in the future. A number of factors, many of which are outside of our Housewares Group’s control, may cause these variations, including:

•	our Housewares Group’s ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects;

•	delays or reductions in customer purchases of our Housewares Group’s products in anticipation of the introduction of new and enhanced products by it or its competitors;

•	ability to manage manufacturing efficiencies as future products are sourced from China;

•	introductions of new products and product enhancements by our Housewares Group’s competitors, entry of new competitors into its markets, pricing pressures and other competitive factors;

•	ability of our Housewares Group’s suppliers to produce and deliver components and parts, especially components produced by a limited number of suppliers, in a timely manner, in the quantity and quality desired and at the prices it has budgeted;

•	customer acceptance of our Housewares Group’s products;

•	timing or cancellation of customer orders and shipment scheduling;

•	foreign currency fluctuations;

•	fluctuations in our Housewares Group’s product mix;

•	economic conditions; and

•	potential obsolescence of our Housewares Group’s inventory.

     You should not rely upon the results of NACCO Housewares Group for any quarter or year as an indication of the future performance of NACCO Housewares Group.

     We depend on consumer spending, which fluctuates for a variety of reasons, including seasonality.

     Sales of our Housewares Group’s products are related to consumer spending. Any downturn in the general economy would adversely affect its business. In addition, the market for small electric appliances is highly seasonal in nature. NACCO Housewares Group often recognizes a substantial portion of its sales in the last half of the year. Accordingly, quarter-to-quarter comparisons of past operating results of NACCO Housewares Group are meaningful, if at all, only when comparing equivalent time periods. Any economic downturn or decrease in consumer spending could impact NACCO’s earnings and results of operations.

North American Coal

     Our financial statement presentation has changed significantly because we were required to deconsolidate North American Coal’s project mining subsidiaries.

     In January 2003, the Financial Accounting Standards Board issued FIN No. 46, which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 requires that variable interest entities, as defined, should be consolidated by the primary beneficiary, which is defined as the entity that is expected to absorb the majority of the expected losses, receive a majority of the expected gains, or both. Three of North American Coal’s wholly owned subsidiaries, the “project mining subsidiaries” meet the definition of a variable interest entity pursuant to FIN No. 46. Although North American Coal owns 100% of the stock and manages the daily operations of the project mining subsidiaries, we determined that the equity capital provided by North American Coal is not sufficient to finance adequately the ongoing activities of the project mining subsidiaries or absorb expected losses without additional support from the utility customers. As a result, North American Coal is not the primary beneficiary and thus, must deconsolidate these entities. The project mining subsidiaries operate lignite coal mines under long-term contracts with various utility customers to sell lignite coal at a price based on actual cost plus an agreed pre-tax profit per ton. These entities are capitalized primarily with debt financing, which the utility customers have arranged and guaranteed. The obligations of these project mining subsidiaries are without recourse to us and North American Coal. The Company’s risk of loss related to these entities is limited to its invested capital, including related tax assets and liabilities, which was $4.9 million at December 31, 2003, 2002 and 2001.

     The Company has elected to adopt FIN No. 46 effective January 1, 2002 and has restated the financial results for the year ended December 31, 2002. Subsequent to the adoption of FIN No. 46, the pre-tax income from the project mining subsidiaries is reported on the line “Earnings of unconsolidated project mining subsidiaries” in the Consolidated Statements of Operations and Comprehensive Income (Loss) with related taxes included in the provision for income taxes. The assets and liabilities of the project mining subsidiaries are no longer consolidated in the Consolidated Balance Sheets but the investment in the project mining subsidiaries and related tax assets and liabilities are included. As a result of the deconsolidation of these entities, the financial statement presentation of the Company has changed significantly and although our consolidated reported net earnings have not changed, the financial statements for the years ended December 31, 2003 and 2002 are not comparable to the financial statements prior to the year ended December 31, 2002.

     Termination of long-term mining sales contracts could adversely affect our results of operations.

     Substantially all of North American Coal’s revenues and profits are derived from long-term mining sales contracts. The contracts for our project mining subsidiaries permit the customer under some conditions of default to acquire the assets or stock of the project mining subsidiary for an amount roughly equal to book value. In one case, the customer may elect to acquire the stock of the subsidiary after a specified period of time, for any reason, in exchange for payments to North American Coal on coal mined at that facility in the future. In addition, the customer of our San Miguel lignite mine can terminate the contract for convenience at any time. If any of North American Coal’s long-term mining contracts were terminated, our results of operations could be adversely affected to the extent that North American Coal is unable to find alternative customers at the same level of profitability.

     North American Coal’s unconsolidated project mining subsidiaries are subject to risks created by changes in customer demand, inflationary adjustments and tax rates.

     The contracts with the unconsolidated project mining subsidiaries’ utility customers allow each mine to sell lignite coal at a price based on actual cost plus an agreed pre-tax profit per ton. Unconsolidated project mining subsidiary customers pay on a cost-plus basis only for the coal that they consume and use. As a result, reduced coal usage by our customers could have an adverse impact on NACCO’s results of operations. Because of the contractual price formulas for the sale of coal and mining services by these unconsolidated project mining subsidiaries, the profitability of these operations is also subject to fluctuations in inflationary adjustments (or lack thereof) that can impact the per ton profit or management fee paid for the coal and taxes applicable to North American Coal’s income on that coal.

     North American Coal’s other mining subsidiaries are subject to risks created by its capital investment in the mines and the costs of mining the coal, in addition to risks created by changes in customer demand, inflationary adjustments and tax rates.

     Our non-project mining operations are comprised of the San Miguel Lignite Mine, Red River Mining Company and Mississippi Lignite Mining Company, royalties and other activities. The profitability of North American Coal’s other mining operations is subject to the risk of loss of its investment in these mining operations, as well as increases in the cost of mining the coal. Because the costs of North American Coal’s other mining operations are not passed on to its customers, increased costs at these operations would have an adverse effect on North American Coal’s results of operations. North American Coal’s operations are also subject to customer demand, inflationary adjustments and tax risks described above with respect to its unconsolidated project mining subsidiaries. These factors could adversely effect our earnings and results of operations.

     Mining operations are vulnerable to weather and other conditions that are beyond our control.

     Many conditions beyond our control can increase or decrease use of coal by North American Coal’s customers. These conditions include weather and unexpected maintenance problems and could adversely affect our results of operations and financial condition.

     Government regulations could impose costly requirements on North American Coal.

     The coal mining industry is subject to regulation by federal, state and local authorities on matters concerning the health and safety of employees, land use, permit and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Legislation mandating certain benefits for current and retired coal miners also affects the industry. Mining operations require numerous governmental permits and approvals. North American Coal is required to prepare and present to federal, state or local authorities data pertaining to the impact that production of coal may have upon the environment. Compliance with these requirements may be costly and time-consuming.

     New legislation and/or regulations and orders may materially adversely affect North American Coal’s mining operations or its cost structure. New legislation, including proposals related to environmental protection that would further regulate and tax the coal industry, may also require North American Coal or its customers to change operations significantly or incur increased costs. The outcome of energy legislation currently under debate in Congress is unknown at this time. There are several provisions under discussion that may or may not be included in the final legislation. Possible limitations on carbon emissions and requirements for a specific mix of fuel sources for energy generation methods may reduce potential coal demand. All of these factors could have a material adverse effect on NACCO’s business, financial condition and results of operations.

     North American Coal is subject to federal and state mining regulations, which place a burden on it.

     Federal and state statutes require North American Coal to restore mine property in accordance with specified standards and an approved reclamation plan, and require that North American Coal obtain and periodically renew permits for mining operations. Regulations require North American Coal to incur the cost of reclaiming current mine disturbance. In addition, we are subject to significant long-term liabilities relating to closed mines that had been operated by Bellaire, a non-operating subsidiary of NACCO. These liabilities reflect amounts owed to the United Mine Workers of America Combined Benefit Fund arising as a result of the Coal Industry Retiree Health Benefit Act of 1992, which requires Bellaire to incur costs for medical expenses of some United Mine Workers retirees and their dependents. In 2002, our results of operations were adversely affected as a result of an extraordinary loss related to an estimated increase in Bellaire’s obligation to United Mine Workers, which was based primarily on a U.S. Supreme Court decision in January 2003.

     On July 15, 2003, the fund filed suit against 214 companies, including Bellaire, seeking an increase in premiums paid to the fund. If the fund prevails, our estimate of our accrual related to obligations to the fund could increase within an estimated range of $0 to $5.0 million on a pre-tax basis. Since the outcome of this proceeding is uncertain, we have not revised our accrual. In 2003, however, NACCO recorded a $1.8 million extraordinary gain, net of $1.0 million tax expense, that was the result of lower than estimated premium inflation, a lower than estimated number of assigned beneficiaries and an increase in actual mortality rates as compared with previous estimates, resulting in a decrease in expected future obligations related to the United Mine Workers of America Combined Benefit Fund. Although our management believes that appropriate accruals have been recorded for all expected reclamation and other costs associated with closed mines, our future operating results would be adversely affected if our accruals for these costs are later determined to be insufficient or if changed conditions, including adverse judicial proceedings or revised assumptions, require a change in these reserves.

     North American Coal’s operations are impacted by the Clean Air Act Amendments on coal consumption.

     The Federal Clean Air Act, including the Clean Air Act Amendments of 1990, and corresponding state laws that regulate emissions of materials into the air, affect coal mining operations both directly and indirectly. Measures intended to improve air quality extensively regulate the emissions of sulfur dioxide, nitrogen oxide and other substances by coal-fueled utility power plants, which are our primary customers. Those measures could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. Any reduction in coal’s share of the capacity for power generation could have a material adverse effect on NACCO’s business, financial condition and results of operations. We cannot predict how present or future regulations will affect the coal industry in general and us in particular. It is possible that the new air quality standards under the Clean Air Act and any other future regulatory provisions will materially increase our costs of doing business and reduce consumption of and demand for coal by our customers.

     Because coal mining operations emit particulate matter and other pollutants, North American Coal’s mining operations may be affected directly when the states revise their implementation plans to comply with the stricter standards for particulate matter and ozone. State and federal regulations relating to the new standards may restrict North American Coal’s ability to develop new mines or could require it to modify its existing operations. The extent of the potential direct impact of the new standards on the coal industry will depend on the policies and control strategies associated with the state implementation process, but could increase North American Coal’s costs of doing business and adversely affect our earnings and results of operations.

     North American Coal is subject to the high costs and risks involved in the development of new coal mining projects.

     From time to time North American Coal seeks to develop new coal mining projects. The costs and risks associated with such projects can be substantial.

General

     We may become subject to claims regarding foreign laws and regulations, which may be expensive, time consuming and distracting.

     Because we have employees, property and business operations in the United States and, with respect to NACCO Materials Handling Group and NACCO Housewares Group, elsewhere, we are subject to the laws and the court systems of many jurisdictions. We may become subject to claims outside the United States based in foreign jurisdictions for violations of their laws with respect to our foreign operations of NACCO Materials Handling Group and NACCO Housewares Group. In addition, these laws may be changed or new laws may be enacted in the future. International litigation is often expensive, time consuming and distracting. As a result, any of these risks could have a material adverse effect on NACCO’s business, financial condition and results of operations.

     The loss of key personnel could impair our success.

     We benefit from the leadership and experience of our senior management team and we depend on their continued services in order to successfully conduct our business. The loss of key personnel could adversely affect NACCO’s financial condition, earnings and results of operations.

     The amount and frequency of dividend payments made on our common stock could change.

     The Board of Directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether or not to pay dividends and the amount of any dividends are based on our earnings, capital, future expense requirements, financial conditions, contractual limitations and other factors that the Board of Directors may consider. Accordingly, holders of our common stock should not rely on payment of dividends in a particular amount, or at all.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend for these forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity strategies, competition, expected activities and investments, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as “believe,” “anticipate,” “plan,” “seek,” “expect,” “intend,” and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions. Our and our subsidiaries’ actual results could be materially different or worse from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors and uncertainties described above and elsewhere in this prospectus. In addition, the following risks and uncertainties with respect to our subsidiaries’ operations include, among others, the following:

     NACCO Materials Handling Group:

•	changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NACCO Materials Handling Group derives a majority of its sales;

•	changes in sales prices;

•	delays in delivery or changes in costs of raw materials or sourced products and labor;

•	delays in manufacturing and delivery schedules;

•	exchange rate fluctuations, price fluctuations for certain raw materials, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NACCO Materials Handling Group operates and/or sells products;

•	product liability or other litigation, warranty claims or returns of products;

•	delays in or increased costs of restructuring programs;

•	the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives;

•	customer acceptance of, changes in the prices of, or delays in the development of new products;

•	acquisitions and/or dispositions of dealerships by NACCO Materials Handling Group;

•	changes mandated by federal and state regulation, including health, safety or environmental legislation; and

•	the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     NACCO Housewares Group:

•	changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances;

•	bankruptcy of or loss of major retail customers or suppliers;

•	changes in costs, including transportation costs, of raw materials, key component parts or sourced products;

•	delays in delivery or the unavailability of raw materials, key component parts or sourced products;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach/Proctor-Silex buys, operates and/or sells products;

•	product liability, regulatory actions or other litigation, warranty claims or returns of products;

•	increased competition;

•	customer acceptance of, changes in costs of, or delays in the development of new products;

•	successful implementation, delays in, increased costs or reduced benefits of restructuring programs;

•	weather conditions or other events that would affect the number of customers visiting Kitchen Collection stores; and

•	the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     North American Coal:

•	weather conditions and other events that would change the level of customers’ fuel requirements;

•	weather or equipment problems that could affect lignite deliveries to customers;

•	changes in maintenance, fuel or other similar costs;

•	costs to pursue and develop new mining opportunities; and

•	changes in the U.S. economy, in U.S. regulatory requirements or in the power industry that would affect demand for North American Coal’s reserves.

USE OF PROCEEDS

     We will not receive any proceeds from the exchange of any shares by the selling stockholders.

SELLING STOCKHOLDERS

     Class A Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of April 29, 2004, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class A common stock owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

•	the number of shares of Class A common stock offered for exchange by each selling stockholder by this prospectus; and

•	the percentage ownership of Class A common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus.

     A total of 306,947 shares of Class A common stock is being offered by this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, or in each case their revocable trusts, are offering to exchange the following numbers of shares of Class A common stock: Alfred M. Rankin, Jr., 104,636; Thomas T. Rankin, 68,397; Claiborne R. Rankin, 49,277; and Roger F. Rankin, 84,637. Because each individual or his revocable trust will offer to exchange the shares, both the individual and his trust are listed separately in the tables below. However, each individual, together with his revocable trust, will only offer to exchange the number of shares of Class A common stock described above and, accordingly, an aggregate of 306,947 shares are being offered for exchange by this prospectus.

     Because the selling stockholders may offer all, a portion or none of the Class A common stock offered by this prospectus, we cannot assure you as to the number of shares of Class A common stock or Class B common stock that will be held by the selling stockholders immediately following the offering. The tables below assume that the beneficial ownership of Class A common stock for each individual selling stockholder, including shares held by his revocable trust, will decrease by an aggregate of the number of shares of Class A common stock described above as a result of this offering and that the beneficial ownership of Class B common stock for each individual selling stockholder, including shares held by his revocable trust, will increase by the same number of shares of Class B common stock. The tables do not, however, account for any changes in each selling stockholder’s beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A common stock or Class B common stock.

     As of the date of this prospectus, the selling stockholders have already exchanged 97,726 shares of the 200,000 shares of Class A common stock offered by the previously filed registration statement and prospectus related to the exchange offer.

Class A Common Stock

		Shares
		Beneficially	Shares	Shares	Percentage of
		Owned	Offered	Beneficially	Shares Owned
		Before this	Pursuant to	Owned After	After this
Name	Title of Class	Offering	this Offering	this Offering	Offering
Alfred M. Rankin, Jr. (1)	Class A	1,066,761	104,636	962,125	14.6%
Alfred M. Rankin, Jr.,	Class A	104,636	104,636	0	0.0%
as Trustee of the Main Trust of Alfred M. Rankin Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (1)
Thomas T. Rankin (2)	Class A	823,579	68,397	755,182	11.5%
Thomas T. Rankin, as	Class A	68,397	68,397	0	0.0%
Trustee under the
Agreement, dated
December 29, 1967, as
supplemented, amended and
restated, with Thomas T.
Rankin creating a revocable
trust for the benefit of
Thomas T. Rankin (the
“Thomas Rankin Trust”) (2)

Claiborne R. Rankin (3)	Class A	819,631	49,277	770,354	11.7%
Claiborne R. Rankin, as	Class A	49,277	49,277	0	0.0%
Trustee under the
Agreement, dated June 22,
1971, as supplemented,
amended and restated, with
Claiborne R. Rankin
creating a revocable trust
for the benefit of Claiborne
R. Rankin (the “Claiborne
Rankin Trust”) (3)

Roger F. Rankin (4)	Class A	829,475	84,637	744,838	11.3%
Roger F. Rankin, as Trustee	Class A	84,637	84,637	0	0.0%
under the Agreement, dated September 11, 1973, as supplemented, amended and restated, with Roger F. Rankin creating a trust for the benefit of Roger F. Rankin (the “Roger Rankin Trust”) (4)

(1)	Alfred M. Rankin, Jr.:

•	shares with National City Bank, a national banking association, the power to vote and dispose of 2,000 shares of Class A common stock pursuant to an agreement with his mother, creating a charitable trust for 20 years and then for the benefit of her grandchildren;

•	shares with his mother the power to vote and dispose of 33,600 shares of Class A common stock pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren;

•	shares with National City Bank the power to vote and dispose of 26,608 shares of Class A common stock held by the A.M. Rankin Sr. GST Trust A for the benefit of Alfred M. Rankin, Sr.’s grandchildren;

•	shares with his child the power to vote and dispose of 34,169 shares of Class A common stock held in trust for the benefit of that child;

•	shares with a second child the power to vote and dispose of 34,169 shares of Class A common stock held in trust for the benefit of that child;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership;

•	has the sole power to vote and dispose of 104,636 shares of Class A common stock under the Alfred Rankin Trust;

•	has the sole power to vote and dispose of 11,225 shares of Class A common stock held by Alfred M. Rankin, Jr.’s 2004 Qualified Annuity Interest Trust;

•	has the sole power to vote and dispose of 3,775 shares of Class A common stock held by Alfred M. Rankin, Jr.’s 2005 Qualified Annuity Interest Trust;

•	shares with National City Bank the power to vote and dispose of 30,000 shares of Class A common stock held in a revocable trust for the benefit of his mother;

•	has the sole power to vote and dispose of an additional 14,000 shares of Class A common stock held by him directly;

•	shares with his mother the power to vote and dispose of 14,000 shares of Class A common stock held in trust for the benefit of his mother;

•	is deemed to share with his spouse the power to vote and dispose of 20,284 shares of Class A common stock owned by his spouse; and

•	has acquired 36,624 shares of Class B common stock in exchange for 36,624 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 104,636 shares of Class A common stock are offered to be exchanged by Mr. Alfred M. Rankin, Jr. pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Alfred Rankin Trust and conduct any exchange directly. Mr. Alfred M. Rankin, Jr. is the Chairman, President and Chief Executive Officer and a Director of NACCO.

     (2) Thomas T. Rankin:

•	has sole power to vote and dispose of 68,397 shares of Class A common stock under the Thomas Rankin Trust;

•	has sole power to vote and dispose of 2,900 shares of Class A common stock held by Mr. Rankin as custodian for his child;

•	is deemed to share with his spouse the power to vote and to dispose of 2,900 shares of Class A common stock owned by his spouse and 500 shares of Class A common stock held by his spouse as custodian for their child;

•	shares as co-trustee with a second child of a trust for the benefit of that child the power to vote and dispose of 10,587 shares of Class A common stock;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership; and

•	has acquired 15,174 shares of Class B common stock in exchange for 15,174 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 68,397 shares of Class A common stock are offered to be exchanged by Mr. Thomas Rankin pursuant to this prospectus, consisting of shares currently held by the Thomas Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Thomas Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Thomas Rankin Trust and conduct any exchange directly. Thomas T. Rankin is a Director of Hamilton Beach/Proctor-Silex, Inc.

     (3) Claiborne R. Rankin:

•	has sole power to vote and dispose of 49,277 shares of Class A common stock under the Claiborne Rankin Trust;

•	is deemed to share, as trustee, the power to vote and dispose of 7,790 shares of Class A common stock held in trust for the benefit of his child;

•	has sole power to vote and dispose of 4,850 shares of Class A common stock held by Mr. Rankin as custodian for a second child;

•	is deemed to share, as trustee, the power to vote and dispose of 10,124 shares of Class A common stock held in trust for the benefit of a third child;

•	is deemed to share with his spouse the power to vote and dispose of 9,295 shares of Class A common stock owned by his spouse;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership; and

•	has acquired 15,428 shares of Class B common stock in exchange for 15,428 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 49,277 shares of Class A common stock are offered to be exchanged by Mr. Claiborne Rankin pursuant to this prospectus, consisting of shares currently held by the Claiborne Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Claiborne Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Claiborne Rankin Trust and conduct any exchange directly. Claiborne R. Rankin is a Director of NMHG Holding Co.

     (4) Roger F. Rankin:

•	has sole power to vote and dispose of 84,637 shares of Class A common stock under the Roger Rankin Trust;

•	is deemed to share with his spouse the power to vote and dispose of 3,015 shares of Class A common stock held in trust for their child, and 1,128 shares of Class A Common held in trust for a second child held by his spouse as trustee of both trusts;

•	is deemed to share with his spouse the power to vote and dispose of 2,400 shares of Class A common stock owned by his spouse;

•	shares with Rankin Management, Inc. and the other partners of Rankin Associates II, L.P. the power to dispose of 738,295 shares of Class A common stock held by the partnership; and

•	has acquired 30,500 shares of Class B common stock in exchange for 30,500 shares of Class A common stock pursuant to exchanges effected pursuant to the previously filed registration statement and prospectus related to the exchange offer.

An aggregate of 84,637 shares of Class A common stock are offered to be exchanged by Mr. Roger Rankin pursuant to this prospectus, consisting of shares currently held by the Roger Rankin Trust. Mr. Rankin may choose to conduct exchanges through the Roger Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A common stock from the Roger Rankin Trust and effect any exchange directly. Roger F. Rankin is a Director of The North American Coal Corporation.

     Each of the selling stockholders is a party to the stockholders’ agreement, dated as of March 15, 1990, as amended, by and among NACCO, the selling stockholders and the additional signatories that are a party thereto. Rankin Management, Inc. is the managing partner of Rankin Associates II, L.P. The beneficial stockholders, executive officers and directors of Rankin Management, Inc. consist of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin.

     Class B Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of April 29, 2004, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class B common stock owned by each selling stockholder immediately prior to the exchange of shares offered by this prospectus;

•	the number of shares of Class B common stock that each selling stockholder may obtain if all of the shares of Class A common stock that each selling stockholder is offering by this prospectus are exchanged for shares of Class B common stock;

•	the percentage of ownership of Class B common stock of each selling stockholder immediately following the exchange of shares offered by this prospectus; and

•	the percentage of combined voting power of shares of Class A common stock and Class B common stock each selling stockholder will have immediately following the exchange of shares of Class A common stock for Class B common stock offered by this prospectus.

Class B Common Stock

						Percentage of
						Combined
						Voting Power
						of Shares of
		Shares				Class A and
		Beneficially	Shares	Shares	Percentage of	Class B
		Owned	Acquired	Beneficially	Shares Owned	Common
		Before this	Pursuant to	Owned After	After this	Stock After
Name	Title of Class	Offering	this Offering	this Offering	Offering	this Offering
Alfred M. Rankin, Jr. (1)	Class B	515,995	104,636	620,631	38.3%	31.5%
Alfred M. Rankin, Jr., as	Class B	36,624	104,636	141,260	8.7%	6.2%
Trustee of the Main Trust of Alfred M. Rankin Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (1)
Thomas T. Rankin (2)	Class B	555,874	68,397	624,271	38.5%	30.7%
Thomas T. Rankin, as	Class B	83,503	68,397	151,900	9.4%	6.7%
Trustee under the
Agreement, dated
December 29, 1967, as
supplemented, amended and
restated, with Thomas T.
Rankin creating a revocable
trust for the benefit of
Thomas T. Rankin (the
“Thomas Rankin Trust”) (2)

Claiborne R. Rankin (3)	Class B	560,429	49,277	609,706	37.6%	30.1%
Claiborne R. Rankin, as	Class B	88,058	49,277	137,335	8.5%	6.0%
Trustee under the
Agreement, dated June 22,
1971, as supplemented,
amended and restated, with
Claiborne R. Rankin
creating a revocable trust
for the benefit of Claiborne
R. Rankin (the “Claiborne
Rankin Trust”) (3)

Roger F. Rankin (4)	Class B	581,069	84,637	665,706	41.1%	32.5%
Roger F. Rankin, as	Class B	108,698	84,637	193,335	12.0%	8.5%
Trustee under the Agreement, dated September 11, 1973, as supplemented, amended and restated, with Roger F. Rankin creating a trust for the benefit of Roger F. Rankin (the “Roger Rankin Trust”) (4)

(1)	Alfred M. Rankin, Jr.:

•	has the sole power to vote and dispose of 36,624 shares of Class B common stock under the Alfred Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.;

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by the partnership; and

•	shares with his mother the power to vote and dispose of 7,000 shares of Class B common stock held in trust for the benefit of his mother.

     (2) Thomas T. Rankin:

•	has the sole power to vote and dispose of 83,503 shares of Class B common stock under the Thomas Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.; and

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by the partnership.

     (3) Claiborne R. Rankin:

•	has the sole power to vote and dispose of 88,058 shares of Class B common stock under the Claiborne Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.; and

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by the partnership.

     (4) Roger F. Rankin:

•	has the sole power to vote and dispose of 108,698 shares of Class B common stock under the Roger Rankin Trust;

•	shares with the other selling stockholders the power to vote 472,371 shares of Class B common stock held by Rankin Associates I, L.P.; and

•	shares with the other partners of Rankin Associates I, L.P. the power to dispose of 472,371 shares of Class B common stock held by the partnership.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK
AND CLASS B COMMON STOCK

     Set forth in the following table is the indicated information as of December 31, 2003 (except as otherwise indicated) with respect to (1) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class A common stock, (2) each person who is known to NACCO to be the beneficial owner of more than five percent of the Class B common stock and (3) the beneficial ownership of Class A common stock and Class B common stock of the directors, NACCO’s Chief Executive Officer and the four other most highly compensated executive officers of NACCO and its subsidiaries during 2003 (the “Named Executive Officers”) and all executive officers and directors as a group. Beneficial ownership of Class A common stock and Class B common stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Commission under the Exchange Act. The amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A common stock or Class B common stock.

     Holders of shares of Class A common stock and Class B common stock are entitled to different voting rights with respect to each class of stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share. Holders of Class A common stock and holders of Class B common stock vote together on matters submitted to a vote of NACCO’s stockholders.

Amount and Nature of Beneficial Ownership

Class A Common Stock

		Sole		Shared
		Voting and		Voting or			Percent
	Title	Investment		Investment			of Class
Name	of Class	Power		Power	Aggregate Amount		(1) (2)
Clara Taplin Rankin	Class A	—		752,295 (3)	752,295	(3)	11.42%
3151 Chagrin River Road Chagrin Falls, OH 44022
Rankin Associates II, L.P., et al. (4)	Class A		(4)	(4)	738,295	(4)	11.21%
Suite 300 5875 Landerbrook Drive Mayfield Hts., OH 44124-4017
Thomas E. Taplin	Class A	439,000		—	439,000		6.67%
950 South Cherry St. #506 Denver, CO 80246
Brandywine Asset Management, LLC (5)	Class A	407,058	(5)	—	407,058	(5)	6.18%
Three Christina Centre, Suite 1200 201 North Walnut Street Wilmington, DE 19801
Pzena Investment Management, LLC (6)	Class A	391,800	(6)	—	391,800	(6)	5.95%
120 West 45th Street, 34th Floor New York, NY 10036
Barclays Global, et al. (7)	Class A	322,888	(7)	—	357,433	(7)	5.43%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors Inc. (8)	Class A	335,000	(8)	—	335,000	(8)	5.09%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Margaret E. Taplin	Class A	291,048	(9)	—	291,048	(9)	4.42%
55 Armour Road Princeton, NJ 08540

		Sole	Shared
		Voting and	Voting or				Percent
	Title	Investment	Investment				of Class
Name	of Class	Power	Power		Aggregate Amount		(1) (2)
Owsley Brown II	Class A	3,684	1,000	(10)	4,747	(10)	—
Robert M. Gates	Class A	2,804	—		2,866	(11)	—
Leon J. Hendrix, Jr.	Class A	7,544	—		7,756	(12)	0.12%
David H. Hoag	Class A	1,704	—		1,767	(13)	—
Dennis W. LaBarre	Class A	3,617	—		3,680	(14)	—
Richard de J. Osborne	Class A	1,787	200		2,049	(15)	—
Alfred M. Rankin, Jr.	Class A	130,110	933,125	(16)	1,063,235	(16)	16.15%
Ian M. Ross	Class A	2,743	—		2,805	(17)	—
Michael E. Shannon	Class A	792	—		855	(18)	—
Britton T. Taplin	Class A	26,447	—		26,509	(19)	0.40%
David F. Taplin	Class A	18,880	500		19,442	(20)	0.30%
John F. Turben	Class A	6,622	—		6,699	(21)	0.10%
Reginald R. Eklund	Class A	—	1,000		1,000		—
Michael J. Morecroft	Class A	—	—		—		—
Clifford R. Miercort	Class A	—	—		—		—
Frank G. Muller	Class A	178	—		178		—
All executive officers and directors as a group (44 persons)	Class A	235,577	936,430	(22)	1,172,858	(22)	17.81%

(1)	The shares that the directors had the right to acquire within 60 days of December 31, 2003 were deemed to be outstanding as of such date for purposes of calculating the percentage owned at such date by such person or group pursuant to Rule 13d-3 under the Exchange Act.

(2)	Less than 0.1%, except as otherwise indicated.

(3)	A Schedule 13D, which was filed with the Commission with respect to Class A common stock and most recently amended on February 17, 2004 (the “Class A 13D”) reported that Clara Taplin Rankin (a) may be deemed to be a member of the group described in note (4) below as a result of holding limited partnership interests in Rankin Associates II, L.P. (“Associates”) and may thereby be deemed to beneficially own, and share the power to dispose of 738,295 shares of Class A common stock, and (b) shares voting and investment power over 14,000 shares of Class A common stock held in a trust for her benefit.

(4)	The Class A 13D reported that Rankin Associates II, L.P. (“Associates”), the individuals and entities holding limited partnership interests in Associates and Rankin Management, Inc. (“RMI”), the general partner of Associates, may be deemed to be a “group” as defined under the Exchange Act and may be deemed as a group to beneficially own 738,295 shares of Class A common stock. Although Associates holds the 738,295 shares of Class A common stock, it does not have any power to vote or to dispose of such shares of Class A common stock. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other individuals and entities holding limited partnership interests in Associates. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the shareholders of RMI. Under the terms of the Limited Partnership Agreement of Associates, Associates may not dispose of Class A common stock without the consent of RMI and the approval of the holders of more than 75% of all partnership interests in Associates.

(5)	A Schedule 13G filed with the Commission with respect to the Class A common stock on February 17, 2004 reported that Brandywine Asset Management, LLC beneficially owns the shares of Class A common stock reported herein as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act. Clients of the filing investment manager have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported. No one person’s interest in the Class A common stock is more than five percent of the total Class A common stock outstanding on December 31, 2003.

(6)	A Schedule 13G/A filed with the Commission with respect to Class A common stock on February 12, 2004 reported that Pzena Investment Management, LLC beneficially owns the shares of Class A common stock reported herein as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act. Clients of the filing investment manager have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of sale of, the securities reported. No interest of any one of such clients relates to more than five percent of the Class A common stock.

(7)	A Schedule 13G filed with the Commission with respect to the Class A common stock on February 17, 2004 reported that Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA and Barclays Private Bank Limited are the beneficial owners of the shares of Class A common stock reported herein as a result of the companies being banks as defined in Section 3(a)(6) of the Exchange Act and the shares being held by the companies in trust accounts for the economic benefit of the beneficiaries of those accounts.

(8)	A Schedule 13G/A filed with the Commission with respect to Class A common stock on February 6, 2004 reported that Dimensional Fund Advisors Inc. (“Dimensional”) beneficially owns the shares of Class A common stock reported herein as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act that furnishes investment advice to four investment companies registered under the Investment Company Act and serving as an investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”) which own the shares of Class A common stock. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the shares of Class A common stock owned by the Funds. However, all shares of Class A common stock reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of all such shares.

(9)	Margaret E. Taplin has sole voting and investment power over 288,470 shares of Class A common stock held in trust for her benefit; and 2,578 shares of Class A common stock held in an agency account for her benefit.

(10)	Owsley Brown II is deemed to share with his spouse voting and investment power over 1,000 shares of Class A common stock held by Mr. Brown’s spouse; however, Mr. Brown disclaims beneficial ownership of such shares. The aggregate amount of Class A common stock beneficially owned by Mr. Brown includes 63 shares of Class A common stock, which he had the right to acquire within 60 days after December 31, 2003 pursuant to NACCO’s Non-Employee Directors’ Equity Compensation Plan (the “Non-Employee Directors’ Plan”).

(11)	Includes 62 shares of Class A common stock, which Mr. Gates had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(12)	Includes 212 shares of Class A common stock, which Mr. Hendrix had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(13)	Includes 63 shares of Class A common stock, which Mr. Hoag had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(14)	Includes 63 shares of Class A common stock, which Mr. LaBarre had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(15)	Includes 62 shares of Class A common stock, which Mr. Osborne had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(16)	Alfred M. Rankin, Jr. may be deemed to be a member of the group described in note (4) above as a result of holding limited partnership interests in Associates and may thereby be deemed to beneficially own, and share the power to dispose of 738,295 shares of Class A common stock. Mr. Rankin disclaims beneficial ownership of 928,363 shares of Class A common stock held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) Associates to the extent in excess of his pecuniary interest in such entity. Mr. Rankin acquired 3,526 shares of Class A common stock, which are not reflected on this table, in the first quarter of fiscal year 2004 pursuant to the Company’s long-term incentive compensation plan.

(17)	Includes 62 shares of Class A common stock, which Dr. Ross had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(18)	Includes 63 shares of Class A common stock, which Mr. Shannon had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(19)	Includes 62 shares of Class A common stock, which Mr. Britton T. Taplin had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(20)	Includes 62 shares of Class A common stock, which Mr. David F. Taplin had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(21)	Includes 77 shares of Class A common stock, which Mr. Turben had the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan.

(22)	The aggregate amount of Class A common stock beneficially owned by all executive officers and directors and the aggregate amount Class A common stock beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power includes the shares of Class A common stock of which Mr. Brown has disclaimed beneficial ownership in note (10) above and Mr. Rankin has disclaimed beneficial ownership in note (16) above. The aggregate amount of Class A common stock beneficially owned by all executive officers and directors as a group also includes shares that the directors and executive officers have the right to acquire within 60 days after December 31, 2003 pursuant to the Non-Employee Directors’ Compensation Plan as described in the notes above.

Class B Common Stock

		Sole		Shared
		Voting and		Voting or				Percent
	Title	Investment		Investment				of Class
Name	of Class	Power		Power		Aggregate Amount		(1)
Clara Taplin Rankin, et al. (2)	Class B	(2)		(2)		1,542,757	(2)	95.14%
c/o National City Bank Corporate Trust Operations P.O. Box 92301, Dept. 5352 Cleveland, OH 44193-0900
Clara Taplin Rankin	Class B	—		479,371	(3)	479,371	(3)	29.56%
3151 Chagrin River Road Chagrin Falls, OH 44022
Rankin Associates I, L.P., et al. (4)	Class B	(4)		(4)		472,371	(4)	29.13%
Suite 300 5875 Landerbrook Drive Mayfield Hts., OH 44124-4017
Thomas E. Taplin	Class B	317,000	(5)	—		317,000	(5)	19.55%
950 South Cherry St. #506 Denver, CO 80246
Margaret E. Taplin	Class B	292,215	(6)	—		292,215	(6)	18.02%
55 Armour Road Princeton, NJ 08540
Owsley Brown II	Class B	—		—		—		—
Robert M. Gates	Class B	—		—		—		—
Leon J. Hendrix, Jr.	Class B	—		—		—		—
David H. Hoag	Class B	—		—		—		—
Dennis W. LaBarre	Class B	100		—		100		—
Richard de J. Osborne	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	36,624	(7)	472,371	(7)	508,995	(7)	31.82%
Ian M. Ross	Class B	—		—		—		—
Michael E. Shannon	Class B	—		—		—		—
Britton T. Taplin	Class B	7,495	(8)	—		7,495	(8)	0.46%
David F. Taplin	Class B	15,883	(9)	—		15,883	(9)	0.98%
John F. Turben	Class B	—		—		—		—
Reginald R. Eklund	Class B	—		—		—		—
Michael J. Morecroft	Class B	—		—		—		—
Clifford R. Miercort	Class B	—		1,000		1,000		—
Frank G. Muller	Class B	—		—		—		—
All executive officers and directors as a group (44 persons)	Class B	61,977	(10)	480,371	(10)	542,348	(10)	33.44%

(1)	Less than 0.1%, except as otherwise indicated.

(2)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 17, 2004 (the “Stockholders 13D”) reported that, except for NACCO and National City Bank, as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships (collectively, the “Signatories”), may be deemed to be a “group” as defined under the Exchange Act (the “Stockholder Group”) and may be deemed as a group to beneficially own all of the Class B common stock subject to the stockholders’ agreement, which is an aggregate of 1,542,757 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B common stock into Class A common stock or prior to any sale or transfer of Class B common stock to any permitted transferee (under the terms of the Class B common stock) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A common stock prior to their sale or transfer. The shares of Class B common stock subject to the stockholders’ agreement constituted 95.14% of the Class B common stock outstanding on December 31, 2003, or 67.66% of the combined voting power of all Class A common stock and Class B common stock outstanding on such date. Certain Signatories own Class A common stock that is not subject to the stockholders’ agreement. Under the stockholders’ agreement, NACCO may, but is not obligated to, buy any of the shares of Class B common stock not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B common stock.

(3)	A Schedule 13D, which was filed with the Commission with respect to Class B common stock and most recently amended on February 17, 2004 (the “Class B 13D”) reported that Clara Taplin Rankin (a) may be deemed to be a member of the group described in note (4) below as a result of holding limited partnership interests in Rankin Associates I, L.P. (the “Partnership”) and thereby may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B common stock, and (b) shares voting and investment power over 7,000 shares of Class B common stock held in a trust. The Stockholders 13D reported that the Class B common stock beneficially owned by Clara Taplin Rankin is subject to the stockholders’ agreement.

(4)	The Class B 13D reported that the Partnership and the individuals and entities holding limited partnership interests in the Partnership may be deemed to be a “group” as defined under the Exchange Act and may be deemed as a group to beneficially own 472,371 shares of Class B common stock. Although the Partnership holds the 472,371 shares of Class B common stock, it does not have any power to vote or dispose of such shares of Class B common stock. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of the Partnership, share the power to vote such shares of Class B common stock. Voting actions are determined by the general partners owning at least a majority of the general partnership interests. Each of the individuals and entities holding limited partnership interests in the Partnership, as trustees and/or primary beneficiaries of trusts acting as general and limited partners of the Partnership, share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of the Partnership, the Partnership may not dispose of Class B common stock or convert Class B common stock into Class A common stock without the consent of the general partners owning more than 75% of the general partnership interests and the consent of the holders of more than 75% of all Partnership interests. The Stockholders 13D reported that the Class B common stock beneficially owned by the Partnership and each of the individuals and entities holding limited partnership interests in the Partnership is also subject to the stockholders’ agreement.

(5)	Thomas E. Taplin shares voting and investment power over 317,000 shares of Class B common stock held in a trust for his benefit. The Shareholders 13D reported that the Class B common stock beneficially owned by Thomas E. Taplin is subject to the stockholders’ agreement.

(6)	Margaret E. Taplin has voting and investment power over 284,728 shares of Class B common stock held in a trust for her benefit; and 7,487 shares of Class B common stock held in an agency account for her benefit. The Class B common stock beneficially owned by Margaret E. Taplin is subject to the stockholders’ agreement.

(7)	Alfred M. Rankin, Jr. is deemed to be a member of the group as described in note (4) above as a result of holding limited partnership interests in the Partnership and is thereby deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B common stock. Mr. Rankin disclaims beneficial ownership of 371,445 shares of Class B common stock held by (a) members of Mr. Rankin’s family, (b) charitable trusts, (c) trusts for the benefit of members of Mr. Rankin’s family and (d) the Partnership to the extent in excess of his pecuniary interest in such entity. The Shareholders 13D reported that the Class B common stock beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(8)	The Stockholders 13D reported that the Class B common stock beneficially owned by Britton T. Taplin is subject to the stockholders’ agreement.

(9)	The Stockholders 13D reported that the Class B common stock beneficially owned by David F. Taplin is subject to the stockholders’ agreement.

(10)	The aggregate amount of Class B common stock beneficially owned by all executive officers and directors as a group and the aggregate amount Class B common stock beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power includes the shares of Class B common stock of which Mr. Rankin has disclaimed beneficial ownership in note (7) above.

     Thomas E. Taplin is Clara Taplin Rankin’s brother and Margaret E. Taplin is the sister-in-law of Clara Taplin Rankin and Thomas E. Taplin. Britton T. Taplin is the son of Thomas E. Taplin, and David F. Taplin is the step-son of Margaret E. Taplin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. J.C. Butler, Jr., an executive officer of NACCO, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing table (including shares as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 2003, pursuant to the Non-Employee Directors’ Plan) equals 1,850,998 shares, or 28.11% of the Class A common stock and 1,148,588 shares, or 70.83%, of the Class B common stock outstanding on December 31, 2003 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). The combined beneficial ownership of all directors of NACCO (including shares as to which the directors had the right to acquire beneficial ownership within 60 days after December 31, 2003), together with Clara Taplin Rankin, Margaret E. Taplin, Thomas E. Taplin and all of the executive officers of NACCO whose beneficial ownership of Class A common stock and Class B common stock must be disclosed in the foregoing table in accordance with Rule 13d-3 under the Exchange Act, equals 1,902,906 shares, or 28.89%, of the Class A common stock and 1,151,563 shares, or 71.01%, of the Class B common stock outstanding on December 31, 2003 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). Such shares of Class A common stock and Class B common stock together represent 58.85% of the combined voting power of all Class A common stock and Class B common stock outstanding on such date (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act).

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     Under the terms of NACCO’s certificate of incorporation and a stockholders’ agreement, dated as of March 15, 1990, as amended, shares of Class B common stock are generally not transferable. Pursuant to the terms of the stockholders’ agreement to which each of the selling stockholders is a party, and NACCO’s certificate of incorporation, however, qualifying holders of Class B common stock may transfer shares of Class B common stock to the selling stockholders in exchange for shares of Class A common stock, on a share for share basis. The selling stockholders are offering to exchange up to 306,947 shares of Class A common stock with qualifying holders of Class B common stock. The selling stockholders may offer to exchange any or all of the shares of Class A common stock covered by this prospectus from time to time in varying amounts. The selling stockholders have indicated that, in general, if one or more of them offers to exchange any shares of Class A common stock, then the remaining selling stockholders will participate equally in the exchange. As a result, we anticipate that each selling stockholder would be given the opportunity to exchange Class A common stock for 25% of the aggregate number of Class B common stock to be exchanged by a qualifying holder. If, however, any stockholder does not have a sufficient number of shares of Class A common stock or elects to participate in an exchange at a level less than 25% of the aggregate number of Class B common stock to be exchanged by a qualifying holder or not at all, then the other selling stockholders will provide the Class A common stock to be exchanged under this prospectus as they may agree among themselves, up to 100% participation by a single selling stockholder. As of the date of this prospectus, the selling stockholders have already exchanged 97,726 shares of Class A common stock registered by the previously filed registration statement and prospectus related to the exchange offer.

     In order to be a qualifying holder of Class B common stock for purposes of this prospectus, the holder must be a party to the stockholders’ agreement and must be permitted to transfer shares of Class B common stock to the selling stockholders under NACCO’s certificate of incorporation and the stockholders’ agreement. As of December 31, 2003, the participating stockholders under the stockholders’ agreement beneficially owned approximately 95% of the Class B common stock issued and outstanding on that date. Holders of shares of Class B common stock that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B common stock that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B common stock into shares of Class A common stock on a one-for-one basis. Only holders of shares of Class B common stock that are subject to the stockholders’ agreement may exchange their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus. In connection with any exchange of Class B common stock to the selling stockholder, we may require from each holder of Class B common stock documents that evidence the permitted nature of the exchange under NACCO’s certificate of incorporation.

     The Class A common stock offered for exchange by the selling stockholders is entitled to one vote per share. The Class B common stock that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.

     Persons who receive shares of Class A common stock from the selling stockholders may resell those shares of Class A common stock in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, except that the one-year holding period requirement of Rule 144 will not apply.

     Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with the securities laws of specific states, sales of shares of Class A common stock covered by this prospectus to qualifying holders of Class B common stock in some states may be made only through broker-dealers who are registered or licensed in those states.

     We have been advised by the selling stockholders that they have not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A common stock covered by this prospectus owned by them.

     Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for us.

     Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B common stock for shares of Class A common stock pursuant to this prospectus.

No Appraisal or Dissenters’ Rights

     In connection with the selling stockholders’ offer to exchange up to 306,947 shares of Class A common stock, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discusses the material United States federal income tax consequences of an exchange by holders of shares of Class B common stock of NACCO for shares of Class A common stock of NACCO pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A common stock by exchanging shares of their Class B common stock with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of United States federal, state, local, foreign and other tax laws.

     Tax Consequences of an Exchange

     Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to NACCO, for United States federal income tax purposes:

•	gain or loss will generally not be recognized by the holders of shares of Class B common stock upon the exchange of their shares of Class B common stock for shares of Class A common stock pursuant to this prospectus;

•	the aggregate adjusted tax basis of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B common stock exchanged for those shares of Class A common stock; and

•	the holding period of the shares of Class A common stock received in an exchange for shares of Class B common stock pursuant to this prospectus will include the holding period of the holder’s shares of Class B common stock exchanged for that Class A common stock.

     Considerations with Respect to Discussion and Tax Opinion

     The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:

     The opinion addresses only the specified material United States federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.

     The opinion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including, without limitation, (1) certain United States expatriates, (2) stockholders that hold NACCO Class A or Class B common stock as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

     The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.

     The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of September 5, 2003, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise NACCO or the holders of Class B common stock of such changes.

     The opinion assumes that holders of Class B common stock hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.

     The opinion assumes that each exchange of Class B common stock for Class A common stock will be consummated in accordance with the descriptions contained in this prospectus.

     The opinion assumes that the fair market value of the Class A common stock to be received in any exchange and the fair market value of the Class B common stock to be delivered in any exchange will be approximately equal in value.

     The opinion assumes that none of the Class B common stock transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B common stock in connection with the exchange.

     The opinion assumes that NACCO and the holders of Class B common stock who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.

     The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from NACCO, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.

     The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.

LEGAL MATTERS

     The validity of the shares of Class A common stock offered for exchange hereby has been passed upon for NACCO by Charles A. Bittenbender, its Vice President, General Counsel and Secretary. Mr. Bittenbender owned 8,209 shares of our Class A common stock as of April 29, 2004.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of and for the years ended December 31, 2003 and 2002 included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and in the registration statement. Our consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules as of December 31, 2001, and for the year ended December 31, 2001, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2003, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm. Reference is made to the report, which includes an explanatory paragraph with respect to a change in the method of accounting for derivative instruments and hedging activities, and a change in the method of calculating pension costs for a defined benefit pension plan in the United Kingdom, as discussed in Note 2 to the audited consolidated financial statements.

     Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Under most circumstances a registrant must obtain and file the consent of its accountants contemporaneously with the filing of any registration statement that includes audited financial statements. By granting a consent, accounting firms become exposed to liability under Section 11(a) of the Securities Act for any untrue statements of material fact in, or omissions of material facts from, the registration statement. Because we are filing the registration statement of which this prospectus forms a part, without the consent of Arthur Andersen, investors may not be able to pursue claims against Arthur Andersen under Section 11(a) of the Securities Act.

You should rely only on the information contained in this prospectus and in the reports and other information that we file with the Securities and Exchange Commission. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

OFFER BY SELLING STOCKHOLDERS
TO EXCHANGE UP TO 306,947 SHARES
CLASS A COMMON STOCK
FOR
306,947 SHARES
CLASS B COMMON STOCK
OF
NACCO INDUSTRIES, INC.

PROSPECTUS

May  3, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

     The Company’s By-Laws provide in Article VI that the Company will indemnify its directors, officers and employees and each person who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by statute.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following Exhibits are filed herewith and made a part hereof:

Exhibit
Number	Description of Document
4.1	The Company by this filing agrees, upon request, to file with the Securities and Exchange Commission the instruments defining the rights of holders of Long-Term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

4.2	The Mortgage and Security Agreement, dated April 8, 1976, between The Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated herein by reference to Exhibit 4(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.3	Amendment No. 1 to the Mortgage and Security Agreement, dated as of December 15, 1993, between Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated herein by reference to Exhibit 4(iii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File Number 1-9172.

4.4	Stockholders’ Agreement, dated as of March 15, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 2 to the Schedule 13D filed on March 29, 1990 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.5	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.6	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 5 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.7	Amendment to Stockholders’ Agreement, dated as of November 17, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Amendment No. 2 to the Schedule 13D filed on March 18, 1991 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

Exhibit
Number	Description of Document
4.8	Amendment to Stockholders’ Agreement, dated as of November 14, 1996, adding CTR Family Associates, L.P. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.9	Amendment to Stockholders’ Agreement, dated as of November 14, 1996, adding Rankin Management, Inc. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.10	Amendment to Stockholders’ Agreement, dated as of April 9, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.11	Amendment to Stockholders’ Agreement, dated as of December 26, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.12	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.13	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.14	Amendment to Stockholders’ Agreement, dated as of March 30, 2000, by and among First Chicago Trust Company of New York, the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.15	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D

Exhibit
Number	Description of Document
filed on February 14, 2001 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.16	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.17	Amendment to Stockholders’ Agreement, dated as of February 14, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated herein by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.18	Amendment to Stockholders’ Agreement, dated as of December 26, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.19	Amendment to Stockholders’ Agreement, dated as of February 11, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the new Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.20	Indenture, dated as of May 9, 2002, by and among NMHG Holding Co., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (including the form of 10% senior note due 2009) is incorporated herein by reference to Exhibit 4.2 to NMHG Holding Co.’s Registration Statement on Form S-4 filed on May 28, 2002 (Registration Number 333-89248).

4.21	Amendment to Stockholders’ Agreement, dated as of October 24, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.22	Amendment to Stockholders’ Agreement, dated as of December 30, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated herein by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

Exhibit
Number	Description of Document
5.1*	Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

8.1*	Opinion of Jones Day as to tax matters.

23.1*	Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3*	Consent of Jones Day (included in Exhibit 8.1).

24.1*	Power of Attorney.

*	Previously filed.

     (b) Financial Statement Schedules.

     None.

     (c) Report, Opinion or Appraisal.

     None.

Item 22. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of the Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mayfield Heights, State of Ohio, on May 3, 2004.

NACCO INDUSTRIES, INC.

By:	/s/ Charles A. Bittenbender

Charles A. Bittenbender
Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Chairman, President and Chief Executive Officer (principal executive officer) and Director	May 3, 2004
Alfred M. Rankin, Jr.

*	Vice President and Controller (principal financial and accounting officer)	May 3, 2004
Kenneth C. Schilling

*	Director	May 3, 2004
Owsley Brown II

*	Director	May 3, 2004
Robert M. Gates

*	Director	May 3, 2004
Leon J. Hendrix, Jr.

*	Director	May 3, 2004
David H. Hoag

*	Director	May 3, 2004
Dennis W. LaBarre

*	Director	May 3, 2004
Richard de J. Osborne

*	Director	May 3, 2004
Ian M. Ross

*	Director	May 3, 2004
Michael E. Shannon

*	Director	May 3, 2004
Britton T. Taplin

*	Director	May 3, 2004
David F. Taplin

*	Director	May 3, 2004
John F. Turben

     *  Charles A. Bittenbender, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the Company and filed with the Securities and Exchange Commission.

/s/ Charles A. Bittenbender
May 3, 2004

Charles A. Bittenbender, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document
4.1	The Company by this filing agrees, upon request, to file with the Securities and Exchange Commission the instruments defining the rights of holders of Long-Term debt of the Company and its subsidiaries where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis.

4.2	The Mortgage and Security Agreement, dated April 8, 1976, between The Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated by reference to Exhibit 4(ii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Commission File Number 1-9172.

4.3	Amendment No. 1 to the Mortgage and Security Agreement, dated as of December 15, 1993, between Falkirk Mining Company (as Mortgagor) and Cooperative Power Association and United Power Association (collectively as Mortgagee) is incorporated by reference to Exhibit 4(iii) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Commission File Number 1-9172.

4.4	Stockholders’ Agreement, dated as of March 15, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 2 to the Schedule 13D filed on March 29, 1990 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.5	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 4 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.6	Amendment to Stockholders’ Agreement, dated as of April 6, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Exhibit 5 to Amendment No. 1 to the Schedule 13D filed on April 11, 1990 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.7	Amendment to Stockholders’ Agreement, dated as of November 17, 1990, among the signatories thereto, the Company and Ameritrust Company National Association, as depository, is incorporated herein by reference to Amendment No. 2 to the Schedule 13D filed on March 18, 1991 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.8	Amendment to Stockholders’ Agreement, dated November 14, 1996, adding CTR Family Associates, L.P. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

Exhibit
Number	Description of Document
4.9	Amendment to Stockholders’ Agreement, dated as of November 14, 1996, adding Rankin Management, Inc. as a Participating Stockholder, among the signatories thereto, the Company, and Key Bank, N.A. (successor to Ameritrust Company National Association), as depository, is incorporated herein by reference to Amendment No. 3 to the Schedule 13D filed on November 26, 1996 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.10	Amendment to Stockholders’ Agreement, dated as of April 9, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.11	Amendment to Stockholders’ Agreement, dated as of December 26, 1998, by and among KeyCorp Shareholder Services, Inc., the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 6 to the Schedule 13D filed on March 25, 1999 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.12	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.13	Amendment to Stockholders’ Agreement, dated as of November 30, 1999, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.14	Amendment to Stockholders’ Agreement, dated as of March 30, 2000, by and among First Chicago Trust Company of New York, the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 7 to the Schedule 13D filed on March 30, 2000 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.15	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among First Chicago Trust Company of New York, the Company and the Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.16	Amendment to Stockholders’ Agreement, dated as of October 31, 2000, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

Exhibit
Number	Description of Document
4.17	Amendment to Stockholders’ Agreement, dated as of February 14, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholders (as defined therein) is incorporated by reference to Amendment No. 8 to the Schedule 13D filed on February 14, 2001 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.18	Amendment to Stockholders’ Agreement, dated as of December 26, 2001, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.19	Amendment to Stockholders’ Agreement, dated as of February 11, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the new Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 9 to the Schedule 13D filed on February 14, 2002 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.20	Indenture, dated as of May 9, 2002, by and among NMHG Holding Co., the Subsidiary Guarantors named therein and U.S. Bank National Association, as Trustee (including the form of 10% senior note due 2009) is incorporated by reference to Exhibit 4.2 to NMHG Holding Co.’s Registration Statement on Form S-4 filed on May 28, 2002 (Registration Number 333-89248).

4.21	Amendment to Stockholders’ Agreement, dated as of October 24, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

4.22	Amendment to Stockholders’ Agreement, dated as of December 30, 2002, by and among National City Bank (Cleveland), the Company, the Participating Stockholders (as defined therein) and the New Participating Stockholder (as defined therein) is incorporated by reference to Amendment No. 10 to the Schedule 13D filed on February 14, 2003 (Commission File Number 5-38001), with respect to the Class B Common Stock, par value $1.00 per share, of NACCO Industries, Inc.

5.1*	Opinion of Charles A. Bittenbender, Esq. as to the validity of the securities being offered.

8.1*	Opinion of Jones Day as to tax matters.

23.1*	Consent of Charles A. Bittenbender, Esq. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3*	Consent of Jones Day (included in Exhibit 8.1).

24.1*	Power of Attorney.

*Previously filed.